William Blair Global Leaders Fund

Your Investment, Your Vote!

Dear Shareholder,

We are writing to ask for your support in the adjourned special meeting of shareholders scheduled for February 25, 2026. At this meeting, as an investor you will be asked to consider and vote on an important matter that pertains to this Fund. For more detailed information, please log into www.proxyvote.com with your unique control number for a direct link to the proxy statement.

Your Board recommends that you vote FOR this proposal.

Please review the enclosed materials carefully. You can vote by mail, phone or online by following the instructions below.

Your unique control number can be found on the enclosed ballot in the box marked with an arrow.

If you have any questions regarding the proposal or how to cast your vote, please contact our solicitor at 866-705-9913.

Thank you for your investment—and thank you for voting.

Sincerely,

William Blair Funds

WBADJ26